UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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CytoDyn Inc.

 (Name of Registrant as Specified in Its Charter)

PAUL A. ROSENBAUM
JEFFREY PAUL BEATY
ARTHUR L. WILMES
THOMAS J. ERRICO, M.D.

BRUCE PATTERSON, M.D.

PETER STAATS, M.D., MBA

MELISSA YEAGER
CCTV PROXY GROUP, LLC

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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The participants named herein (collectively, the “Participants”), have filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of director nominees at the 2021 annual meeting of stockholders of CytoDyn Inc., a Delaware corporation (the “Company”).

On September 27, 202, after 5:30 p.m. Eastern time, the Participants issued a press release, a copy of which is filed as Exhibit 1 hereto, announcing that the Participants have released a white paper regarding the Company’s extremely unfavorable borrowing practices. The press release contains a link to the white paper, a copy of which is filed as Exhibit 2 hereto. The Participants also posted the press release and the white paper to their website at www.advancingll.com and e-mailed the white paper to certain stockholders of the Company. On September 27, 2021, after 5:30 p.m. Eastern time, the Participants sent an e-mail inviting certain stockholders of the Company to attend a Zoom webinar. A copy of the e-mail invitation is filed as Exhibit 3 hereto.

Exhibit 1—Press Release dated September 27, 2021

Group of CytoDyn Stockholders Releases White Paper

Regarding Company’s Extremely Unfavorable Borrowing

Practices

NEW YORK--(BUSINESS WIRE)--A group of long-time stockholders (the “Nominating Stockholders” or the “Group”) of CytoDyn Inc. (“CYDY or the “Company”) (OTC: CYDY) that has nominated five highly experienced director candidates to serve on the Company’s Board of Directors today released a white paper regarding CYDY’s unfavorable borrowing practices.

The white paper highlights that in particular, since the June of 2018, CYDY has borrowed a sizable portion of its operating capital from Iliad Research and Trading, LP and companies affiliated with John M. Fife, rather than from traditional funding sources. The borrowing has come in the form of long-term convertible notes that have historically included terms extremely unfavorable to the Company, some based upon post-transaction renegotiation, and have resulted in borrowing costs that are higher than the principal and interest specified in the original notes.

In total, the $142.5 million of convertible notes that CYDY has issued since the middle of 2018 have yielded cash proceeds of $125.0 million after deduction of original issuance and insurance costs, a 12.3% discount to the principal.

The full text of the Group’s white paper regarding CYDY’s unfavorable borrowing practices can be accessed at www.advancingll.com/toxicborrowing.

The time has come to hold CYDY management and the current Board accountable for the immense value destruction they have overseen throughout their tenure. Stockholders deserve honest, competent, and transparent leadership and a Board that truly represents their best interests and will restore investor trust and generate the returns each and every one of us deserves. Help us enable CYDY to achieve its incredible potential by voting the WHITE proxy card to elect our five independent director nominees today.

Important Information

Paul Rosenbaum, Jeffrey Beaty, Arthur Wilmes, Thomas Errico, M.D., Bruce Patterson, M.D., Peter Staats, M.D., Melissa Yeager and CCTV Proxy Group, LLC (collectively the “Participants”) have filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) to be used in connection with the solicitation of proxies from the stockholders of CytoDyn Inc. (the “Company”). All stockholders are advised to read the definitive proxy statement and other documents related to the solicitation of proxies. The definitive proxy statement and an accompanying proxy card is available at no charge on the SEC’s website at http://www.sec.gov/. In addition, the Participants will provide copies of the proxy statement, without charge, upon request. Requests for copies should be directed to the Participants’ Proxy Solicitor, Okapi Partners LLC, by calling (844) 202-7428.

Disclaimer

This material does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any jurisdiction to any person. In addition, the discussions and opinions in this press release and the material contained herein are for general information only and are not intended to provide investment advice. All statements contained in this press release that are not clearly historical in nature or that depend on future events are “forward-looking statements,” which are not guarantees of future performance or results, and the words “anticipate,” “believe,” “expect,” “may,” “could,” and similar expressions are generally intended to identify forward-looking statements. Forward looking statements contained in this release are based on current expectations, speak only as of the date of this press release and involve risks that may cause the actual results to be materially different. Certain information included in this material is based on data obtained from sources considered to be reliable. No representation is made with respect to the accuracy or completeness of such data. The Participants disclaim any obligation to update the information herein and reserve the right to change any of their opinions expressed herein at any time as it deems appropriate.

Exhibit 2— White Paper Regarding Company’s Extremely Unfavorable Borrowing Practices

TROUBLING RELIANCE ON CONVERTIBLE NOTES FINANCINGS1

CytoDyn (or “the Company”) has borrowed a sizable portion of its operating capital, since the middle of calendar year 2018, from Iliad Research and Trading, LP (“Iliad”) and companies affiliated with John M. Fife (“Fife”). The borrowing has come in the form of long-term convertible notes. These notes have historically included terms extremely favorable to Iliad (some based upon post-transaction renegotiation) and have resulted in borrowing costs that are higher than the principal and interest specified in the original notes.

From June 26, 2018 through April 23, 2021, CytoDyn has issued $142.5 million in convertible notes2. CytoDyn received cash of $125.0 million after deduction of original issuance and insurance costs, a 12.3%3 discount to the principal. The result for the Company has been an orderly dilution of shareholder value; major upsurge in spending with no return in the form of clinical trial success or FDA approval; lender favorable lending terms; disproportionate total lender returns; and a lost opportunity to manage the Company’s cost of capital more efficiently.

We presented this information and more in two letters to the Chairman of the Audit Committee (“the Committee”) of CytoDyn, Inc, as the charter for the Committee indicates that the Board has delegated to the Committee full authority to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company. The issues were presented to the Committee because the Fife notes have historically included terms extremely favorable to Fife (with some changes based upon post-transaction negotiations) and have resulted in borrowing costs that are higher than the principal and interest specified in the original notes and amounts of converted stock that far exceeds the registered amounts in the Company’s recent S-3 filings.

DISREGARD FOR FILED TRANSACTION DOCUMENTS

The Company and Fife repay the note obligations based upon mutual agreements which generally are not pursuant to the terms contained in the transaction documents. The end result is that the final terms always exceed the compensation described in the transaction documents and the relevant S-3 filings. Consequently, the agreements are illusory and potentially unenforceable. The actual repayment terms differ from the terms contained in the original agreement, are purely discretionary on the part of the parties, do not match any publicly filed documents, are always on terms beneficial to Fife, and relegate the transaction documents to little more than a way to calculate abusive interest and fees charged to the Company. In turn, the altered note terms (1) are always on terms beneficial to Fife with no value to the Company, (2) hair trigger redemption rate terms that result in actual rates that are 85% of the lowest closing share price, (3) never run for the filed terms and sometimes give the appearance of a “disguised primary offering”, and (4) have resulted in excessive cost of capital and over 120 million shares transferred to Fife4.

YOUR SHARES ARE BEING DILUTED

The Company has repaid $85.5 million in outstanding principal with 69.0 million shares of Company stock to date. The average conversion rate was $1.61 per share.5 The Company has registered shares in an S-3 dated August 19, 2021, for $57.0 million in share value. If this S-3 is administered as three prior S-3 filings, the Company will issue Fife additional 50.0 plus million 6 or more shares, and over 120 million or more shares in total.

1 The issues discussed are based upon filings that the Company has made with the Securities and Exchange Commission (the “SEC”) as well as other publicly available information. Numerical values are estimates only, and there may exist internal records and other materials of which we are not aware that could materially affect the analysis and resulting estimates.

2 10Q, FQE 2/28/2021

3 100.0% less the ratio of $125.0 million to $142.5 million.

4 Assumes that the Company will issue shares (at 85% of the lowest recent closing price) to convert the entire aggregate outstanding principal balance of $57,000,000 as of August 19, 2021.

5 Total value of shares tendered to date is $111.0 million through 69.1 million shares.

6 We believe that the Company will take the position that note (1) discloses that the registration is for $57.0 million in value not 5.7 million shares of stock.

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UNREASONABLE COST OF CAPITAL

CytoDyn borrows and Fife gets rich. Fife’s estimated total economic return to date7, after the assumed sale of shares into the market and execution of warrants, ranges from $125.4 - $137.9 million8 (171.9% - 188.5% of the initial cash loaned by Fife). Focusing on notes retired to date, we estimate that Fife has received a 49.6% return on actual cash of $75.0 million received by CytoDyn on five convertible notes retired through the November 10, 2020 note. The average term9 of these notes was 13.7 months meaning the annual return to Fife was 42.3%10, not the 10% filed by the Company.

Reconcilation of Convertible Notes Transactions with Fife

Estimated Total Return to Lender (000,000s Omitted)

						Loan Repayment Proceeds		Total Gain to Fife
Loan Date	Principal	Cash	Principal Rem	Principal Rep	Shares	Tot. Tender	Loan Gain	Low	High
6/26/2018	$5.70	$5.00	$-	$5.70	13.22	$6.46	29.1%	97.6%	110.1%
1/30/2019	$5.70	$5.00	$-	$5.70	19.84	$27.27	445.4%	1327.6%	1344.9%
3/31/2020	$17.10	$15.00	$-	$17.10	6.42	$18.05	20.3%	134.0%	163.6%
7/29/2020	$28.50	$25.00	$-	$28.50	11.30	$30.40	21.6%	72.3%	86.4%
11/10/2020	$28.50	$25.00	$-	$28.50	18.30	$30.00	20.0%	77.8%	90.0%
Total	$85.50	$75.00	$-	$85.50	69.08	$112.18	49.6%	171.8%	188.5%

The Form S-3 released by CytoDyn on August 19, 2021 acknowledges that Fife sells shares into the market because CytoDyn lists two Fife affiliated companies as “selling shareholders”. The above five notes have netted Fife an estimated 171.8% to 188.5% of actual cash provided to CytoDyn under the terms of the notes. As noted above, these returns are based on an average loan term of 13.7 months.

WHAT HAPPENED ON JUNE 29, 2020?

The convertible note issued on January 30, 2019 was particularly enriching to Fife. We estimate that Fife’s total return for this single note ranged from 1327.6% to 1344.9% of the cash received by CytoDyn.11 This return is most notable because of the dubious timing of a “penalty payment” issued by CytoDyn to Fife. CytoDyn transferred 4.0 million shares valued at $22.5 million12 to Fife one day prior to June 30, 2020, when the intraday share price dropped from $10.01 per share to $4.65 per share in seven minutes. This timing is very disconcerting with the recent disclosure that both the Department of Justice and Securities and Exchange Commission have issued subpoenas to CytoDyn related to, among other things, the trading in the securities of CytoDyn.13

WHERE WAS THE DUE DILIGENCE?

What was the due diligence that the Company conducted to decide that issuing notes to Fife was the most efficient model for managing the Company’s capital requirements and accessing sources of credit?

7 The Company has retired principal of $85.5 million with $57.0 million principal repayment remaining. The total return for Fife will be much larger once all principal repayments are made. Cumulative information from 10K, FYE 5/29/2021.

8 Fife generally receives shares to repay principal. CytoDyn acknowledges that Fife will sell the shares into the market and at times, also short sell the shares. The shares are generally at a discount to current market prices motivating opportunistic disposition of the shares into the market. The analysis assumes Fife will sell for a share price ranging from the second to third quartile of closing prices in the quarter the shares were received. It is very likely that Fife receives total economic returns in excess of the estimates due to the ability to optimize returns by (a) short sales and (b) timing sales to emerging market prices.

9 Average months based upon principal weighting.

10 Annualized return 1.496^12/13.7.

11 See references to selling into the market and assumptions as to market price as shown in footnote eight.

12 On June 29, 2020, CytoDyn issued the note holder of the January 2019 Note 4,000,000 shares of common stock with a settlement value of $22.5 million. These shares were issued as settlement for a claim filed by the note holder against CytoDyn alleging that the note holder was owed additional shares upon conversion of the note compared to the number of shares requested of CytoDyn by the note holder upon conversion. FYE 2020 10K

13 Form 10K, FYE 2021

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What kind of company finds an annual cost of capital estimated as 42.3% of cash provided to be reasonable.

What kind of company pays an estimated 1327.6% to 1344.9% of the cash received to settle a $5.0 million cash loan”?

What kind of company decides to conduct business with an entity that is currently under investigation by the SEC for operating as an unregistered securities dealer? What company deals with a lender that has been barred by FINRA?14

What kind of company decides to conduct business with an entity that the company admits may short sell the stock provided?15

What kind of company treats its shareholders with this level of contempt?

We can do better, and the slate of proposed Board members is committed to treating company assets and its shareholders with more respect.

14 SEC Form S-3 Released August 19, 2021. We are aware that on September 3, 2020, the SEC filed a complaint against affiliates of the selling stockholders, including John M. Fife and five other entities he owns and controls, alleging such parties were operating as unregistered securities dealers. We are also aware that, in 2007, the SEC charged Fife with violations of Section 10(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Rule 10b 5 thereunder for his participation in an annuity market timing scheme. SEC v. Fife, No. 07 C 0347 (N.D. Ill. Jan. 18, 2007). That case settled after Fife consented to an injunction, monetary relief, and a bar from associating with an investment adviser, with the right to reapply after 18 months. In 2012, in an unrelated action, the Financial Industry Regulatory Authority (FINRA) barred Fife from association with any FINRA member for failing to respond to FINRA requests for information. FINRA Case No. 2011029203701 (March 2012). (“S-3”)

15 SEC Form S-3 Released August 19, 2021. The selling stockholders may use any one or more of the following methods when selling our shares or interests in our shares…short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC…

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Exhibit 3—Invitation to Webinar

Dear Stockholder,

You are cordially invited to attend a Zoom webinar being hosted by Jeff Beaty.  Art Wilmes will continue the discussion on the Fife toxic loans and will look in detail at the damaging and dilutive effects these loans have had on shareholders.  The full text of the Group’s white paper regarding CYDY’s unfavorable borrowing practices can be accessed at www.advancingll.com/toxicborrowing. Dr. Thomas Errico will break down the outrageous executive compensation package proposed in CytoDyn's preliminary proxy materials.  Paul Rosenbaum will give an update on the legal situation.

Jeff Kight will moderate a question and answer session and participants should submit questions in advance to bluejeff1976@gmail.com.

Please note that participation will be limited to 500 attendees and we encourage you to register in advance.

WHEN: The webinar will be held on Thursday, September 30, 2021 at 7:30 p.m. Eastern Daylight Time.

Register in advance for this webinar:
https://us02web.zoom.us/webinar/register/WN_kvaYdXhKRjyV7PLFWhXh3Q

After registering, you will receive a confirmation email containing information about joining the webinar.